EXHIBIT 99.1

Havertys Reports Operating Results for Third Quarter 2023

Atlanta, Georgia, November 1, 2023 – HAVERTYS (NYSE: HVT and HVT.A), today reported its operating results for the third quarter ended September 30, 2023.

Third quarter 2023 versus third quarter 2022:

•	Diluted earnings per common share (“EPS”) of $1.02 versus $1.46.
•	Consolidated sales decreased 19.7% to $220.3 million. Comparable-store sales decreased 20.7%.
•	Gross profit margin increased to 60.8% from 57.1%.

Clarence H. Smith, Chairman and CEO said, “Our third quarter results reflect a retrenching consumer and the agility of our teams to pivot operationally in a changing sales environment. These efficiencies and the continued focus on serving the customer helped drive the quarter’s performance.

As we move into the fourth quarter, we are focused on maintaining our gross margins, growing our average ticket, and expanding our store base within our distribution footprint. Our merchants have developed a winning assortment for our sales teams and in-home designers to offer our customers. In October, we opened an additional location in the Charlotte, NC market and entered the Dayton, Ohio market. The conversion of the four Bed Bath & Beyond locations in the Memphis, TN market and in the Florida markets of Destin, St. Petersburg, and metro Miami are underway, and we are evaluating other store opportunities for growth in the coming year.

The macro-environment is challenging, and we are cautious in our near-term expectations. Our strong financial, geographic, and brand positions support our long-term strategy of delivering profitable growth in the years ahead."

NEWS RELEASE – November 1, 2023

Key Results
(amounts in millions, except per share amounts)

Results of Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Sales	$220.3	$274.5	$651.4	$766.7
Gross Profit	134.0	156.7	391.7	444.3
Gross profit as a % of sales	60.8%	57.1%	60.1%	58.0%

SGA
Variable	42.3	50.2	128.2	140.5
Fixed	70.4	74.3	212.9	217.3
Total	112.7	124.5	341.1	357.8
SGA as a % of sales
Variable	19.2%	18.3%	19.7%	18.3%
Fixed	31.9%	27.1%	32.7%	28.3%
Total	51.1%	45.4%	52.4%	46.6%

Pre-tax income	22.9	32.6	54.2	87.0
Pre-tax income as a % of sales	10.4%	11.9%	8.3%	11.3%
Net income	17.2	24.6	41.3	65.6
Net income as a % of sales	7.8%	8.9%	6.3%	8.6%

Diluted earnings per share (“EPS”)	$1.02	$1.46	$2.46	$3.83

Other Financial and Operations Data

	Nine Months Ended September 30,
	2023	2022
EBITDA (in millions)(1)	$64.3	$99.0
Sales per square foot	$201	$236
Average ticket	$3,284	$3,213

Liquidity Measures
	Nine Months Ended September 30,			Nine Months Ended September 30,
Free Cash Flow	2023	2022	Cash Returns to Shareholders	2023	2022
Operating cash flow	$79.4	$38.2	Share repurchases	$3.2	$30.0
			Dividends	14.3	13.4
Capital expenditures	(46.4)	(22.1)	Cash returns to shareholders	$17.5	$43.4
Free cash flow	$33.0	$16.1

Cash at period end	$141.4	$144.0

(1)	See the reconciliation of the non-GAAP metrics at the end of the release.

NEWS RELEASE – November 1, 2023

Third Quarter ended September 30, 2023 Compared to Same Period of 2022
•	Total sales down 19.7%, comp-store sales down 20.7% for the quarter. Total written sales were down 11.5% and written comp-store sales declined 12.6% for the quarter.
•
Gross profit margins increased to 60.8% in 2023 from 57.1% in 2022.  In 2023, the change in the LIFO reserve generated a positive impact on gross profit of $2.3 million compared to a negative impact of $2.5 million in 2022.

•	SG&A expenses were 51.1% of sales versus 45.4% and decreased $11.8 million. The primary drivers of this change are:
◦	decrease of $4.8 million in selling expenses due to lower commissioned-based compensation expense and related payroll taxes and benefits.
◦	decrease in warehouse and delivery costs of $3.2 million primarily from reduced headcount via attrition and less usage of temporary labor, and lower expenditures for fuel and demurrage fees.
◦	decrease of $2.1 million in advertising expenses driven by reduced spending on television and interactive marketing partly offset by increased technology costs.
◦	decrease of $1.6 million in administrative costs driven by lower compensation and group insurance costs partly offset by increased relocation expense.

Balance Sheet and Cash Flow for the Nine Months ended September 30, 2023
•	Cash, cash equivalents, and restricted cash equivalents at September 30, 2023 are $141.4 million.
•
Generated $79.4 million in cash from operating activities primarily from solid earnings performance and changes in working capital including $16.0 million reduction in inventories and an increase in other assets and liabilities of $10.5 million.

•	Invested 46.4 million in capital expenditures including $28.2 million for the purchase of our Florida distribution center from our landlord in May.
•	Purchased 104,221 shares of common stock for $3.2 million and paid $14.3 million in quarterly cash dividends.
•	No debt outstanding at September 30, 2023 and credit availability of $80.0 million.

Expectations and Other
•
We expect gross profit margins for 2023 will be between 60.0% to 60.2%. Gross profit margins fluctuate quarter to quarter in relation to our promotional cadence. Our estimated gross profit margins are based on anticipated changes in product and freight costs and its impact on our LIFO reserve.

•
Fixed and discretionary expenses within SG&A for the full year of 2023 are expected to be in the $286.0 to $288.0 million range, a reduction in our previous guidance related to advertising and warehouse and delivery costs. Variable SG&A expenses for the full year of 2023 are anticipated to be in the 19.6% to 19.8% range.

•	Our effective tax rate for 2023 is expected to be 25% excluding the impact from the vesting of stock-based awards, potential tax credits, and any new tax legislation.
•	Planned capital expenditures for the full year of 2023 are approximately $55.0 million.
•	We expect retail square footage will increase approximately 0.6% in 2023 over 2022 as we open four stores and close two during the year.

NEWS RELEASE – November 1, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2023	2022	2023	2022

Net sales	$220,347	$274,495	$651,389	$766,658
Cost of goods sold	86,349	117,775	259,712	322,368
Gross profit	133,998	156,720	391,677	444,290

Expenses:
Selling, general and administrative	112,729	124,534	341,106	357,816
Other expense, net	55	58	64	176
Total expenses	112,784	124,592	341,170	357,992

Income before interest and income taxes	21,214	32,128	50,507	86,298
Interest income, net	1,719	481	3,701	699

Income before income taxes	22,933	32,609	54,208	86,997
Income tax expense	5,779	8,058	12,891	21,377
Net income	$17,154	$24,551	$41,317	$65,620

Basic earnings per share:
Common Stock	$1.05	$1.51	$2.55	$3.96
Class A Common Stock	$1.00	$1.43	$2.41	$3.75

Diluted earnings per share:
Common Stock	$1.02	$1.46	$2.46	$3.83
Class A Common Stock	$0.98	$1.40	$2.36	$3.66

Cash dividends per share:
Common Stock	$0.30	$0.28	$0.88	$0.81
Class A Common Stock	$0.28	$0.26	$0.82	$0.75

NEWS RELEASE – November 1, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands)	September 30, 2023	December 31, 2022	September 30, 2022

Assets
Current assets
Cash and cash equivalents	$134,303	$123,126	$137,226
Restricted cash and cash equivalents	7,049	6,804	6,753
Inventories	102,334	118,333	137,315
Prepaid expenses	12,782	9,707	11,992
Other current assets	14,463	18,283	16,801
Total current assets	270,931	276,253	310,087
Property and equipment, net	170,263	137,475	135,300
Right-of-use lease assets	205,257	207,390	217,848
Deferred income taxes	17,886	15,501	17,834
Other assets	12,344	12,430	11,877
Total assets	$676,681	$649,049	$692,946
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$21,121	$23,345	$24,932
Customer deposits	46,308	47,969	79,746
Accrued liabilities	45,596	48,676	53,366
Current lease liabilities	38,381	34,442	34,702
Total current liabilities	151,406	154,432	192,746
Noncurrent lease liabilities	182,298	186,845	196,799
Other liabilities	26,561	18,373	19,792
Total liabilities	360,265	359,650	409,337

Stockholders’ equity	316,416	289,399	283,609
Total liabilities and stockholders’ equity	$676,681	$649,049	$692,946

NEWS RELEASE – November 1, 2023

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

(In thousands)	Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$41,317	$65,620
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,827	12,744
Share-based compensation expense	6,199	6,032
Other	(1,337)	(450)
Changes in operating assets and liabilities:
Inventories	15,999	(25,284)
Customer deposits	(1,661)	(19,151)
Other assets and liabilities	10,546	(7,318)
Accounts payable and accrued liabilities	(5,516)	6,007
Net cash provided by operating activities	79,374	38,200

Cash Flows from Investing Activities:
Capital expenditures	(46,428)	(22,109)
Proceeds from sale of land, property and equipment	53	66
Net cash used in investing activities	(46,375)	(22,043)

Cash Flows from Financing Activities:
Dividends paid	(14,301)	(13,366)
Common stock repurchased	(3,194)	(29,998)
Taxes on vested restricted shares	(4,082)	(1,676)
Net cash used in financing activities	(21,577)	(45,040)

Increase (decrease) in cash, cash equivalents and restricted cash equivalents during the period	11,422	(28,883)
Cash, cash equivalents and restricted cash equivalents at beginning of period	129,930	172,862
Cash, cash equivalents and restricted cash equivalents at end of period	$141,352	$143,979

NEWS RELEASE – November 1, 2023

GAAP to Non-GAAP Reconciliation
We report our financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides additional useful information but should not be considered in isolation or as substitutes for the related GAAP measures. We believe that EBITDA is a meaningful measure to share with investors.

Reconciliation of GAAP measures to EBITDA
	Nine Months Ended September 30,
(in thousands)	2023	2022
Income before income taxes, as reported	$54,208	$86,997
Interest income, net	(3,701)	(699)
Depreciation	13,827	12,744
EBITDA	$64,334	$99,042

Comparable Store Sales
Comparable-store or “comp-store” sales is a measure which indicates the performance of our existing stores and website by comparing the sales growth for stores and online for a particular month over the corresponding month in the prior year. Stores are considered non-comparable if they were not open during the corresponding month or if the selling square footage has been changed significantly.

Cost of Goods Sold and SG&A Expense
We include substantially all our occupancy and home delivery costs in SG&A expense as well as a portion of our warehousing expenses.  Accordingly, our gross profit may not be comparable to those entities that include these costs in cost of goods sold.

We classify our SG&A expenses as either variable or fixed and discretionary.  Our variable expenses are comprised of selling and delivery costs.  Selling expenses are primarily compensation and related benefits for our commission-based sales associates, the discount we pay for third party financing of customer sales and transaction fees for credit card usage.  We do not outsource delivery, so these costs include personnel, fuel, and other expenses related to this function.  Fixed and discretionary expenses are comprised of rent, depreciation and amortization and other occupancy costs for stores, warehouses and offices, and all advertising and administrative costs.

Conference Call Information
The company invites interested parties to listen to the live webcast of the conference call on November 2, 2023 at 10:00 a.m. ET at its website, ir.havertys.com. If you cannot listen live, a replay will be available on the day of the conference call at the website at approximately 1:00 p.m. ET.

About Havertys
Havertys (NYSE: HVT and HVT.A), established in 1885, is a full-service home furnishings retailer with 123 showrooms in 16 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges. Additional information is available on the Company’s website havertys.com.

NEWS RELEASE – November 1, 2023

Safe Harbor
This press release contains, and the conference call may contain forward-looking statements subject to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are subject to risks and uncertainties and change based on various important factors, many of which are beyond our control.

All statements in the future tense and all statements accompanied by words such as “expect,” “likely,” “outlook,” “forecast,” “preliminary,” “would,” “could,” “should,” “position,” “will,” “project,” “intend,” “plan,” “on track,” “anticipate,” “to come,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, our expectations for retail and operating margins, selling square footage and capital expenditures for 2023, our liquidity position to continue to fund our growth plans, and our efforts and initiatives to execute our strategic plan.

We caution that our forward-looking statements involve risks and uncertainties, and while we believe that our expectations for the future are reasonable in view of currently available information you are cautioned not to place undue reliance on our forward-looking statements, and they should not be relied upon as a prediction of actual results. Factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements include, but are not limited to: disruptions in our suppliers' operations; changes in national and international legislation or government regulations or policies, including changes to import tariffs and the unpredictability of such changes; failure of vendors to meet our quality control standards or to react to changes in legislative or regulatory frameworks; disruptions in our distribution centers; changes in general economic conditions, including unemployment, inflation (including the impact of tariffs); labor shortages and the Company's ability to successfully attract and retain employees in the current labor market; uncertain credit markets and other macroeconomic conditions; competitive product, service and pricing pressures; failure or weakness in our disclosure controls and procedures and internal controls over financial reporting; disruptions caused by a failure or breach of the Company's information systems and information technology infrastructure, as well as other risks and uncertainties discussed in the Company's Annual Report on Form 10-K for 2022 and from time to time in the Company's subsequent filings with the SEC.

Forward-looking statements describe our expectations only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent Forms 10-K, 10-Q, 8-K, and other reports filed with the SEC.

Contact:
Havertys 404-443-2900
Jenny Hill Parker
SVP, Finance, and Corporate Secretary

SOURCE:  Havertys